                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                              PACIFIC ENTERPRISES
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (4)  Date Filed:

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

                                      LOGO

                                                           555 West Fifth Street

                                                      Los Angeles, CA 90013-1011

WILLIS B. WOOD, JR.
Chairman and
Chief Executive Officer

                                                                  March 25, 1998

Dear Shareholder:

     On behalf of the Board of Directors, it is a pleasure to invite you to our Annual Meeting of Shareholders to be held in Universal City on May 7. I hope you will find it convenient to attend.

     At the Annual Meeting, shareholders will elect eight directors. In addition, if properly presented at the Annual Meeting, shareholders will also vote upon a shareholder proposal with respect to director compensation. Confidential voting is provided for employee shareholders voting through the company's employee benefit plans and other shareholders may elect confidential voting if they so desire.

     Whether you own a few or many shares and whether or not you plan to attend in person, it is important that your shares be voted at the Annual Meeting. I urge you to complete the enclosed proxy or voting instruction and return it promptly. If you have any questions concerning the Annual Meeting, please call Pacific Enterprises Shareholder Services, 1-800-722-5483.

                                          Very truly yours,

                                          Willis B. Wood, Jr.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The 112th Annual Meeting of Shareholders of Pacific Enterprises will be held on Thursday, May 7, 1998 at 11:00 a.m. at the Universal City Hilton & Towers, 555 Universal Parkway Terrace, Universal City, California. At the Annual Meeting, shareholders will consider the following items of business:

        1.  The election of directors.

        2. If properly presented at the meeting, a shareholder proposal with respect to director compensation.

        3.  Such other business as may properly come before the meeting.

     Shareholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the Annual Meeting.

     ONLY SHAREHOLDERS OF PACIFIC ENTERPRISES ARE ENTITLED TO ATTEND THE ANNUAL MEETING.

     AN ADMISSION TICKET TO THE ANNUAL MEETING IS PRINTED ON THE INSIDE BACK COVER OF THIS PROXY STATEMENT. IF YOU PLAN TO ATTEND THE MEETING, PLEASE BRING THIS TICKET WITH YOU. IT WILL ADMIT YOU AND A GUEST OR FAMILY MEMBER.

     Shareholders who do not bring an admission ticket to the Annual Meeting must have their share ownership verified to obtain admission. Shareholders of record will be admitted upon verification of record share ownership at the admission desk. Shareholders who own shares through banks, brokerage firms, nominees, employee benefit plans or other account custodians, must present proof of beneficial share ownership (such as a brokerage account or employee benefit plan statement) at the admission desk.

     If you expect to attend the Annual Meeting in person, please check the attendance box provided on the enclosed proxy card or voting instruction. Seating is limited and will be on a first-come, first-served basis. Doors will open at 10:00 a.m.

                                          Thomas C. Sanger, Secretary

March 25, 1998

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Pacific Enterprises.........................................      1
Outstanding Shares and Voting Rights........................      2
Board of Directors..........................................      3
Election of Directors.......................................      4
Share Ownership of Directors and Executive Officers.........      7
Financial Performance and Shareholder Returns...............      8
Report of the Compensation Committee........................     10
Executive Compensation......................................     13
Shareholder Proposal........................................     17
Solicitation of Proxies and Voting Instructions.............     20
Independent Auditors........................................     21
Annual Reports..............................................     21
1999 Annual Meeting of Shareholders.........................     21

                                      LOGO

                         ------------------------------

                                PROXY STATEMENT

                         ------------------------------

     Pacific Enterprises is providing this Proxy Statement to shareholders in connection with its Annual Meeting of Shareholders to be held May 7, 1998. It is being mailed to shareholders commencing March 25, 1998.

                              PACIFIC ENTERPRISES

     Pacific Enterprises is a Los Angeles-based energy services company whose principal subsidiary is Southern California Gas Company, the nation's largest natural gas distribution utility. Southern California Gas Company provides natural gas service to residential, commercial, industrial, utility electric generation and wholesale customers through approximately 4.8 million meters in a 23,000-square-mile service territory comprising most of southern and part of central California with a population of 17.6 million. Through other subsidiaries, Pacific Enterprises also markets a wide range of unregulated energy products and services, including natural gas, and has interests in international utility operations in Argentina and Mexico, interstate and offshore natural pipelines and centralized heating and cooling for large building complexes.

     During 1997, the shareholders of Pacific Enterprises and Enova Corporation, the parent company of San Diego Gas & Electric Company, approved a business combination of the two companies in a strategic merger of equals and a tax-free transaction to be accounted for as a pooling of interests. Upon completion of the combination, Pacific Enterprises and Enova will become separate subsidiaries of Sempra Energy, a newly formed holding company, and the holders of their common stock will become shareholders of Sempra Energy. Holders of Pacific Enterprises Common Stock will receive 1.5038 shares of Sempra Energy Common Stock for each of their shares and holders of Enova Common Stock will receive one share of Sempra Energy Common Stock for each of their shares. Pacific Enterprises Preferred Stock will remain outstanding and unaffected by the business combination.

     The completion of the business combination remains subject to approvals by regulatory agencies, including the California Public Utilities Commission. To pursue opportunities in unregulated energy markets pending the completion of the combination, Pacific Enterprises and Enova have formed a joint venture to market energy products and services.

     Pacific Enterprises was incorporated in California in 1907 as the successor to a corporation organized in 1886. Its principal executive offices are located at 555 West Fifth Street, Los Angeles, California and its telephone number is
(213) 895-5000.

                      OUTSTANDING SHARES AND VOTING RIGHTS

     Shareholders who are present at the Annual Meeting in person or by proxy will be entitled to one vote for each share of Pacific Enterprises Common Stock and Preferred Stock which they held of record on March 16, 1998. On that date 83,385,572 shares of Pacific Enterprises Common Stock and 800,253 shares of Pacific Enterprises Preferred Stock were outstanding.

     Pacific Enterprises' bylaws permit each shareholder who desires to do so to elect that his or her identity and individual vote be held confidential. Confidentiality will not apply to the extent that voting disclosure is required by applicable law or is appropriate to assert or defend any claim relating to shareholder voting. Confidentiality also will not apply with respect to any matter for which shareholder votes are solicited in opposition to the nominees or voting recommendations of the Board of Directors unless the persons engaged in the opposition solicitation provide shareholders with voting confidentiality (which, if not otherwise provided, will be requested by Pacific Enterprises) comparable to that provided by Pacific Enterprises. A shareholder desiring confidential voting must mark the appropriate box and return the enclosed proxy card.

     The employee benefit plans of Pacific Enterprises and its subsidiaries automatically provide for confidential voting by employees participating in the plans. Employees holding shares through these plans need not take any action to obtain confidential voting and may vote their shares by returning the enclosed voting instruction.

     Proxies and voting instructions that are timely received will be voted in the manner directed thereon. If no direction is given, they will be voted, as to the shares for which they are authorized to be voted, in accordance with the recommendations of the Board of Directors. Only votes for or against a particular matter will be counted as votes cast in determining the outcome of that matter.

                               BOARD OF DIRECTORS

     Pacific Enterprises' entire Board of Directors is elected at each Annual Meeting of Shareholders. During 1997, the Board of Directors held sixteen meetings.

BOARD COMMITTEES

     The Board of Directors maintains standing Audit, Compensation, Executive, Nominating and Public Policy Committees.

     The Audit Committee, which consists entirely of non-officer directors, recommends to the Board of Directors the selection of independent auditors; approves and reviews services and fees of independent auditors; and reviews accounting and financial policies, internal accounting controls and the results of audit engagements. During 1997, the Committee held three meetings.

     The Compensation Committee, which consists entirely of non-officer directors, reviews the performance and approves or recommends the compensation of senior management and recommends the adoption of and administers compensation plans in which senior management is eligible to participate. The Committee also considers management succession plans. During 1997, the Committee held five meetings.

     The Executive Committee may act on all but certain major corporate matters reserved to the Board of Directors. It meets when emergency issues or scheduling make it difficult to assemble the Board of Directors. During 1997, the Committee held one meeting.

     The Nominating Committee, which consists entirely of non-officer directors, considers and makes recommendations regarding the nominations of directors and the size and composition of the Board of Directors. During 1997, the Committee held two meetings. The Committee will consider shareholder suggestions for nominees for director. Suggestions may be submitted to the Secretary of Pacific Enterprises, P.O. Box 60043, Los Angeles, California 90060-0043. Biographical information concerning the proposed nominee should also be included to assist the Committee in its deliberations.

     The Public Policy Committee reviews and monitors Pacific Enterprises' fulfillment of its responsibilities on matters of public policy and corporate governance. During 1997, the Committee held three meetings.

DIRECTOR COMPENSATION

     Directors who are also officers of Pacific Enterprises are not separately compensated for their services as directors or as members of Committees of the Board of Directors. Non-officer directors receive an annual base retainer of $25,000 and an additional $3,000 for each Committee which they chair. Non-officer directors also receive $900 for each meeting of the Board or Committee of the

Board which they attend. Directors may defer the receipt of their compensation and earn interest on the amounts deferred.

     Non-officer directors receive retirement benefits commencing upon the later of retirement or attaining age 65. The annual retirement benefit is the annual base retainer plus ten times the meeting fee and continues for a maximum period equal to the director's years of service as a non-officer director.

                             ELECTION OF DIRECTORS

     At the Annual Meeting of Shareholders, eight directors (comprising the entire authorized number of directors) will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The director candidates receiving the highest number of affirmative votes (up to the number of directors to be elected) will be elected as directors.

     The names of the Board of Directors' eight nominees for election as directors, and biographical and shareholding information (see also "Share Ownership of Directors and Executive Officers") regarding each nominee are set forth below. Each nominee is currently a director of Pacific Enterprises and, except for Messrs. Farman and Wood, also Southern California Gas Company. Unless otherwise noted, each nominee has held the position set forth beneath his or her name or various positions with the same organization for at least the last five years.

     The proxies and voting instructions solicited by this Proxy Statement will be voted for the election of these nominees unless other instructions are specified. If any nominee should become unavailable to serve, they may be voted for a substitute nominee designated by the Board of Directors or the authorized number of directors may be reduced.

                     HYLA H. BERTEA,
                     COMMUNITY LEADER.

                     Mrs. Bertea, 57, has been a director of Pacific Enterprises since 1988. She is a realtor with Prudential California, a real estate sales company. She is Commissioner of the California Horse Racing Board and a Trustee of Lewis &
Clark College. She is a director of Orange County Community Foundation and for a number of years has been involved in leadership positions with various other cultural, educational and health organizations in the Orange County and Los Angeles areas. She was a co-commissioner of gymnastics and member of the executive staff for the 1984 Olympics.

Committees: Audit, Executive,        Shares:  5,962
              Nominating, and

            Public Policy

PHOTO

                     HERBERT L. CARTER,
                     EXECUTIVE VICE CHANCELLOR EMERITUS AND TRUSTEE PROFESSOR OF PUBLIC ADMINISTRATION OF THE CALIFORNIA STATE UNIVERSITY SYSTEM.

                     Dr. Carter, 64, has been a director of Pacific Enterprises since 1991. He was President and Chief Executive Officer of
United Way of Greater Los Angeles from 1992 until 1995 and Executive Vice Chancellor of the California State University System from 1974 until 1992. He is a director of Golden State Mutual Insurance Co.; and a member of the Board of Councilors of the School of Public Administration, University of Southern California.

Committees: Audit, Nominating,       Shares:                                 910

            and Public Policy

PHOTO

                     RICHARD D. FARMAN,
                     PRESIDENT AND CHIEF OPERATING OFFICER OF PACIFIC
                     ENTERPRISES.

                     Mr. Farman, 62, has been a director of Pacific Enterprises since 1992. He is also a director of Union Bank, Sentinel Group Funds, Inc. and Catellus Development Corporation. He
is a past chairman of KCET Public Service Television, Progress L.A., Inc., the American Gas Association and the Natural Gas Council, and a member of the Pacific Coast Gas Association and the National Petroleum Council.

Committees: Executive             Shares:                                318,610

              and Public Policy

PHOTO

                     WILFORD D. GODBOLD, JR., PRESIDENT, CHIEF EXECUTIVE OFFICER AND A DIRECTOR OF ZERO CORPORATION, AN INTERNATIONAL MANUFACTURER PRIMARILY OF ENCLOSURES AND THERMAL MANAGEMENT EQUIPMENT FOR THE ELECTRONICS MARKET.
Mr. Godbold, 59, has been a director of Pacific Enterprises since 1990. He is also a director of Santa Fe Pacific Pipelines, Inc., the California State Chamber of Commerce (past chairman) and The Employer's Group (past chairman). He is a member of the Board of Trustees of The Wellness Community, a member of the Council on California Competitiveness and a past President of the Board of Trustees of Marlborough School.

Committees: Audit,                   Shares:  2,000
              Compensation, and

            Executive

PHOTO

                     IGNACIO E. LOZANO, JR.,
                     CHAIRMAN OF THE BOARD OF LA OPINION, A SPANISH LANGUAGE DAILY NEWSPAPER. DURING 1976 AND 1977 MR. LOZANO SERVED AS UNITED STATES AMBASSADOR TO EL SALVADOR.

                     Mr. Lozano, 71, has been a director of Pacific Enterprises since 1978. He is also a director of The Walt Disney Company, Pacific Mutual Life Insurance Company, the Santa Anita Foundation and the Youth Opportunities Foundation. He is a trustee of the University of Notre Dame and a member of the California Press Association.

Committees: Audit,                   Shares:  1,453
              Compensation,
              Executive, and Public

            Policy

PHOTO

                     RICHARD J. STEGEMEIER,
                     CHAIRMAN EMERITUS OF THE BOARD OF UNOCAL CORPORATION, AN INTEGRATED PETROLEUM COMPANY.

                     Mr. Stegemeier, 69, has been a director of Pacific Enterprises since 1995. He is also a director of Foundation
Health Systems, Inc., Halliburton Company, Montgomery Watson, Inc., Northrop Grumman Corporation and Wells Fargo Bank.

Committees: Audit,                   Shares:  1,000
              Compensation, and

              Nominating

PHOTO

                     DIANA L. WALKER,
                     PARTNER IN THE LOS ANGELES BASED LAW FIRM OF O'MELVENY & MYERS.

                     Mrs. Walker, 56, has been a director of Pacific Enterprises since 1989. She is a director of United Way of Greater Los
Angeles, the former Chair of the Board of Governors of the Institute for Corporate Counsel, a former trustee of Marlborough School and a member of various professional organizations. O'Melveny & Myers LLP, of whom Mrs. Walker is a partner, provides legal services to Pacific Enterprises and its subsidiaries.

Committees: Audit, Nominating,       Shares:                                 562

            and Public Policy

PHOTO

                     WILLIS B. WOOD, JR.,
                     CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER OF PACIFIC ENTERPRISES.

                     Mr. Wood, 63, has been a director of Pacific Enterprises since 1989. He is also a director of Washington Mutual, Inc. He is a director of the California Medical Center
Foundation, the California State Chamber of Commerce, the Los Angeles World Affairs Council and the Automobile Club of Southern California; Vice Chairman of the Board of Trustees of Harvey Mudd College, a trustee of the University of Southern California and the Southwest Museum; and a member of the California Business Roundtable.

Committee: Executive              Shares:                                231,765

PHOTO

              SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the number of shares of Pacific Enterprises Common Stock beneficially owned as of March 16, 1998 by each director and nominee, the chief executive officer and the four other most highly compensated executive officers of Pacific Enterprises and, as a group, all such persons and all other executive officers.

                                                              NUMBER OF SHARES
                            NAME                              OF COMMON STOCK
                            ----                              ----------------
Hyla H. Bertea..............................................         5,962
Herbert L. Carter (#1)......................................           910
Richard D. Farman (#2)......................................       318,610
Wilford D. Godbold, Jr......................................         2,000
Frederick E. John (#2)......................................        63,474
Ignacio E. Lozano, Jr. (#3).................................         1,453
Warren I. Mitchell (#2).....................................        56,699
Debra L. Reed (#2)..........................................        33,173
Richard J. Stegemeier.......................................         1,000
Diana L. Walker.............................................           562
Willis B. Wood, Jr. (#2)....................................       231,765
All Directors and Executive Officers as a group
  (15 persons) (#2).........................................       801,813

------------

#1 Includes 19 shares held as guardian.

#2 Includes shares issuable upon exercise of employee stock options that are exercisable prior to May 31, 1998. Such option shares total 299,000 shares for Mr. Farman; 56,500 shares for Mr. John; 51,500 shares for Mr. Mitchell; 28,800 shares for Ms. Reed; 201,200 for Mr. Wood; and 739,600 shares for all directors and executive officers as a group.

#3 Includes 500 shares held by spouse.

     No director or executive officer owns any shares of Pacific Enterprises Preferred Stock. The shares of Pacific Enterprises Common Stock owned by all directors and executive officers as a group represent less than 1% of the outstanding shares.

     The following information contained under the captions "Financial Performance and Shareholder Returns" and "Report of the Compensation Committee" shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission and shall not be deemed to be incorporated into any filing by Pacific Enterprises under the Securities Act of 1933 or the Securities Exchange Act of 1934 in the absence of specific reference to such information and captions.

                 FINANCIAL PERFORMANCE AND SHAREHOLDER RETURNS

     During 1997, Pacific Enterprises earned $184 million ($2.22 per share of Common Stock) compared to $203 million ($2.37 per share of Common Stock) during 1996. Results for 1996 included net benefits of $.11 per share from nonrecurring events while results for 1997 were reduced by nonrecurring expenses of $.19 per share related to the business combination with Enova Corporation. Excluding these non-recurring items, earnings per share for 1997 were $2.41 compared with $2.26 for 1996.

     Pacific Enterprises' financial results are reflected in its stock price performance and total return to shareholders as shown in the following graph, which compares the market value (assuming reinvestment of dividends) over the last five years of an initial $100 investment in Pacific Enterprises Common Stock at the beginning of the five-year period with an identical investment in a weighted basket of stocks comprising the Standard & Poor's 500 Stock Index and an index developed by Pacific Enterprises of peer companies comprising the ten other largest gas distribution utilities.

                       COMPARISON OF FIVE YEAR CUMULATIVE
                                 TOTAL RETURN*
                            YEAR ENDING DECEMBER 31

        MEASUREMENT PERIOD               PACIFIC           STANDARD &       GAS DISTRIBUTION
      (FISCAL YEAR COVERED)            ENTERPRISES           POOR'S               PEERS
1992                                       100                 100                 100
1993                                       131                 118                 118
1994                                       125                 112                 108
1995                                       175                 153                 145
1996                                       198                 189                 169
1997                                       257                 252                 223

* Assumes $100 invested on January 1, 1992 and all dividends reinvested.

     The companies comprising the index of gas distribution peers are Atlanta Gas Light Company, Keyspan Energy, Company, Indiana Energy, Inc., MCN Energy Corporation, New Jersey Resources Corporation, NICOR, Inc., Northwest Natural Gas Company, Peoples Energy Corporation, Piedmont Natural Gas Company, and Washington Gas Light Company.

     The factors affecting Pacific Enterprises future performance are discussed under the caption "Management's Discussion and Analysis" in Pacific Enterprises 1997 Annual Report to Shareholders and in the financial statements appearing on pages 31 through 55 of the Annual Report.

                      REPORT OF THE COMPENSATION COMMITTEE

     The Compensation Committee of the Board of Directors reviews management compensation levels, evaluates management performance, and considers management succession and related matters. The Committee also administers Pacific Enterprises' various executive incentive plans.

     Each year the Compensation Committee reviews and approves a compensation plan for Pacific Enterprises' executive officers. The plan is developed in conjunction with independent compensation consultants and includes a review of compensation practices of large utilities throughout the United States (including companies in Pacific Enterprises' index of peer gas distribution utilities) as well as California-based general industry companies, a review of the performance of these companies and Pacific Enterprises, and subjective judgments as to the past and expected future contributions of Pacific Enterprises' individual executives.

     Base salaries are reviewed annually and adjustments are also considered upon changes in executive responsibilities. Annual performance bonus opportunity levels are developed and payment of bonuses tied to Pacific Enterprises' success in achieving a rate of return on equity derived from that authorized for Southern California Gas Company by the California Public Utilities Commission. Longer term incentive compensation is provided by annual grants of employee stock options which closely relate compensation to shareholder returns.

COMPENSATION CONSULTANTS

     To assist in performing its functions, the Compensation Committee retains Hewitt Associates and other nationally recognized consulting firms specializing in executive compensation issues. These consultants assist the Committee in formulating executive compensation policies and advise the Committee on programs and practices to implement policies adopted by the Committee. In doing so, they prepare and review with the Committee surveys and other materials reflecting executive compensation policies of other companies and other factors (including relative performance and general economic conditions) which they deem relevant.

COMPENSATION POLICY

     The policy of the Compensation Committee is to establish total compensation levels competitive with companies with which Pacific Enterprises competes for executives. Base salaries are set at levels comparable to those of a combination of other large utilities and California-based general industry companies. To provide incentives for exceptional performance, the Committee has increasingly provided opportunities for performance-based compensation (annual bonuses and stock option awards as a percentage of base salary) at levels that bring total compensation (salary and performance-based compensation) closer to California-based general industry levels.

     The Compensation Committee believes these policies appropriately align the financial interests of Pacific Enterprises' executives with those of shareholders. Base salaries are at competitive levels and amounts paid as annual bonuses and the realized value of stock options is highly variable and closely tied to corporate performance. As a consequence, much of an executive officer's compensation is "at risk" with the targeted value of annual bonuses and the grant-date estimated value of annual employee stock option awards intended to contribute from at least 40% to 60% of total annual compensation.

     As one of the factors in its consideration of compensation matters, the Compensation Committee considers the anticipated tax consequences to Pacific Enterprises and its executives of the form and amount of executive compensation and considers various alternatives for preserving the tax deductibility of executive compensation to Pacific Enterprises to the extent reasonably practicable and consistent with the Committee's other compensation objectives. Pacific Enterprises has obtained shareholder approval of performance goals for the payment of bonuses and dividend equivalents that is intended to assure, to the extent possible, that bonus and dividend equivalent opportunities awarded over the next several years will, upon payment, be a tax deductible compensation expense.

COMPENSATION AWARDS

     Salaries

     Willis B. Wood, Jr., Chairman of the Board and Chief Executive Officer, and Richard D. Farman, President and Chief Operating Officer received base salary increases of 10% and 16%, respectively, for 1997. They had not previously received base salary increases since 1992 and 1993. This reflected a policy of the Compensation Committee to place more of their compensation at risk and, in lieu of salary increases, for these years they received greater opportunities for performance bonuses. For 1997 their performance bonus opportunities remained the same as for 1996.

     Performance Bonuses

     The Compensation Committee establishes annual performance bonus opportunities for executive officers based upon the attainment of objective financial goals. Performance at targeted levels is intended to compensate executive officers with bonuses somewhat above the midpoint for bonuses for comparable levels of responsibility at other large utilities. Target award levels for 1997 were the same as for 1996 and ranged from 50% of base salary for the Chief Executive Officer and the President to 25% of base salary for Vice Presidents, with maximum award levels for excellent performance ranging from 100% to 50% of base salary.

     During 1997, the continued superior performance of Southern California Gas Company resulted in Pacific Enterprises achieving a return on equity of 14.4%. This return was substantially above the rate of return authorized for Southern California Gas Company by the California Public Utilities Commission and the target return established by the Compensation Committee for the payment of annual performance bonuses. This excellent return, together with favorable assessments of their contributions to achieving it, resulted in paying maximum performance bonuses to Messrs. Wood and Farman for 1997.

     Stock Options

     To provide long-term incentive compensation and in lieu of cash compensation, the Compensation Committee relies exclusively upon awards of stock options, the ultimate realizable value of which closely equates compensation to shareholder returns. Stock options are granted with an exercise price that is not less than the fair market value of the option shares at the date of the grant. They are typically granted for a ten-year term and vest in equal cumulative annual installments over a three-year period, with vesting and exercisability subject only to continuing employment.

     Since 1995, stock options also typically have been granted with performance-based dividend equivalents. These provide executive officers with the opportunity to receive, upon the exercise of an option, all or a portion of the cash dividends that would have been paid on the shares as to which the option is exercised as if the shares had been outstanding from the date the option was granted. No dividend equivalents are payable unless Pacific Enterprises meets a threshold performance goal and the percentage of dividends paid as dividend equivalents (to a maximum of all of the dividends that would have been paid on the shares) depends upon the extent to which the threshold performance goal is exceeded. In addition, no dividend equivalents are payable in respect of the exercise of any "out-of-the-money" option -- an option for which the exercise price exceeds the market value of the shares purchased.

     In awarding stock options, the Compensation Committee sizes option grants to provide a grant-date estimated value somewhat above the midpoint for option and other long-term incentive awards provided by large utilities. Since the Compensation Committee uses only stock options to provide long-term incentive compensation, option awards are typically larger than those at companies that provide additional forms of long-term compensation. During 1997, Messrs. Wood and Farman were awarded options having a grant-date estimated value of $592,800 (60,000 shares) and $444,600 (45,000 shares), respectively.

                                          COMPENSATION COMMITTEE

                                          Richard J. Stegemeier, Chairman

                                          Wilford D. Godbold, Jr.

                                          Ignacio E. Lozano, Jr.

                             EXECUTIVE COMPENSATION

     The following table summarizes the compensation paid by Pacific Enterprises and its subsidiaries to Pacific Enterprises' chief executive officer and its other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                   ANNUAL COMPENSATION             LONG-TERM COMPENSATION
                                -------------------------   ------------------------------------
                                                                     AWARDS             PAYOUTS
                                                            -------------------------   --------
                                                                            SHARES
                                                            RESTRICTED    UNDERLYING                 ALL OTHER
                                                               STOCK       OPTIONS/       LTIP     COMPENSATION
                                YEAR   SALARY     BONUS       AWARDS         SARS       PAYOUTS        (#1)
 NAME AND PRINCIPAL POSITIONS   ----  --------   --------   -----------   -----------   --------   -------------
Willis B. Wood, Jr.
  Chairman and Chief            1997  $706,000   $700,000     -$0-          60,000        $-0-        $98,058
  Executive Officer             1996  $641,000   $635,000     -$0-          55,200        $-0-        $67,197
  of Pacific Enterprises        1995  $641,000   $603,250     -$0-          66,000        $-0-        $63,728
Richard D. Farman
  President and Chief           1997  $506,000   $500,000     -$0-          45,000        $-0-        $86,394
  Operating Officer             1996  $436,000   $430,000     -$0-          42,000        $-0-        $57,133
  of Pacific Enterprises        1995  $436,000   $408,500     -$0-          50,000        $-0-        $54,587
Warren I. Mitchell
  Executive Vice President      1997  $356,000   $280,000     -$0-          27,000        $-0-        $ 8,977
  of Pacific Enterprises        1996  $318,000   $249,600     -$0-          21,000        $-0-        $ 5,721
  and President of              1995  $306,000   $180,000     -$0-          27,000        $-0-        $ 5,836
  Southern California Gas
  Company.
Frederick E. John
  Senior Vice President         1997  $271,000   $185,500     -$0-          21,000        $-0-        $ 8,366
  of Pacific Enterprises        1996  $261,000   $178,500     -$0-          15,000        $-0-        $ 5,540
                                1995  $251,000   $128,625     -$0-          15,000        $-0-        $ 5,751
Debra L. Reed
  Senior Vice President         1997  $266,000   $182,000     -$0-          21,000        $-0-        $ 5,873
  of Southern California        1996  $236,000   $161,000     -$0-          15,000        $-0-        $ 5,308
  Gas Company                   1995  $221,000   $112,875     -$0-          15,000        $-0-        $ 5,269

------------------------

#1 Consists of interest accruals on deferred compensation above 120% of the applicable federal rate, the dollar value of insurance premiums paid with respect to the term portion of life insurance and employer contributions to defined contribution plans. Such interest accruals, insurance premiums and contributions for 1997 were, respectively, $90,368, $2,890, and $4,800 for Mr. Wood; $79,530, $2,064, and $4,800 for Mr. Farman; $2,732, $1,445, and
   $4,800 for Mr. Mitchell; $2,472, $1,094, and $4,800 for Mr. John; and $-0-,
   $1,073 and $4,800 for Ms. Reed.

STOCK OPTIONS

     The following table sets forth information regarding stock options granted during 1997 to each of the executive officers named under "Executive Compensation -- Summary Compensation Table."

                             OPTION/SAR GRANTS (#1)

                                                        PERCENT OF
                                        NUMBER OF     TOTAL OPTIONS/                           GRANT DATE
                                          SHARES       SARS GRANTED                            ESTIMATED
                                        UNDERLYING     TO EMPLOYEES    EXERCISE   EXPIRATION    PRESENT
                NAME                   OPTIONS/SARS      IN 1997        PRICE        DATE      VALUE(#2)
                ----                   ------------   --------------   --------   ----------   ----------
Willis B. Wood, Jr...................     60,000           8.6%        $30 5/8      3/3/07      $592,800
Richard D. Farman....................     45,000           6.4%        $30 5/8      3/3/07      $444,600
Warren I. Mitchell...................     27,000           3.9%        $30 5/8      3/3/07      $266,760
Frederick E. John....................     21,000           3.0%        $30 5/8      3/3/07      $207,480
Debra L. Reed........................     21,000           3.0%        $30 5/8      3/3/07      $207,480

---------------

#1 All options were granted with performance-based dividend equivalents (see
   "Report of the Compensation Committee -- Compensation Awards -- Stock Options"); at an exercise price of 100% of the fair market value of the option shares on the date of grant; for a ten-year term, subject to earlier expiration upon termination of employment; and exercisable in cumulative annual installments of one-third of the shares initially subject to the option on each of the first three anniversaries of the date of grant.

#2 Estimated present value is based on the Black Scholes Model and consists of an option value of $4.05 and a dividend equivalent value of $5.83. The following assumptions were used in the Black Scholes Model: stock price volatility of 16.74%, a risk-free rate of return of 6.69%, and an annual dividend yield of 4.7%. Further adjustments were made based on actuarial assumptions regarding the termination of employment prior to option vesting and prior to expiration of the ten-year option term, reducing estimated values by 17.57% and 10.70% respectively. The dividend equivalent value is based on a $1.44 annual dividend (the rate in effect at the grant date), and the volatility of the cash flow measures which determine the amount of dividend equivalents paid. At target levels of performance, 67% of the dividends are paid. Options will have no actual value unless the stock price appreciates from the date of grant to the exercise date. If the named officers realize the estimated grant date values, total shareholder value (dividends and stock price appreciation) will have increased by approximately $822 million and the value of the named officers options will be .21% of the total increase.

     The following table sets forth as to each executive officer named under "Executive Compensation -- Summary Compensation Table" information regarding stock options exercised in 1997 and the value of stock options outstanding at December 31, 1997.

                   OPTION/SAR EXERCISES AND OPTION/SAR VALUES

                                                               NUMBER OF
                                OPTIONS/SARS               SHARES UNDERLYING               VALUE OF UNEXERCISED
                              EXERCISED IN 1997        UNEXERCISED OPTIONS/SARS          IN-THE-MONEY OPTIONS/SARS
                            ---------------------      AT DECEMBER 31, 1997(#1)            AT DECEMBER 31, 1997
                             SHARES      VALUE      -------------------------------   -------------------------------
NAME                        ACQUIRED    REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----                        --------   ----------   -----------   -----------------   -----------   -----------------
Willis B. Wood, Jr. ......      -0-    $      -0-     421,200           60,000        $5,554,250       $  420,000
Richard D. Farman.........      -0-    $      -0-     284,000           45,000        $3,506,250       $  315,000
Warren I. Mitchell........   45,600    $  518,525      69,500           27,000        $  584,250       $  189,000
Frederick E. John.........      -0-    $      -0-      66,300           21,000        $  639,300       $  147,000
Debra L. Reed.............    6,000    $   54,525      36,800           21,000        $  365,500       $  147,000

---------------

#1  The exercise price of outstanding options ranges from $19 1/4 to $47 1/4.

PENSION BENEFITS

     The following table sets forth estimated annual pension benefits, including supplemental pension benefits, payable upon retirement at age 65 to Pacific Enterprises' executive officers (based upon payment of benefits as a straight life annuity after maximum offset for social security benefits but without offset for any other benefits) in various compensation and years-of-service classifications.

                               PENSION PLAN TABLE

                                                   YEARS OF SERVICE (#2)
                            -------------------------------------------------------------------
    REMUNERATION (#1)       15 YEARS   20 YEARS   25 YEARS   30 YEARS    35 YEARS     40 YEARS
    -----------------       --------   --------   --------   --------   ----------   ----------
$  200,000................  $ 93,000   $115,000   $117,500   $120,000   $  122,500   $  125,000
   400,000................   195,000    235,000    240,000    245,000      250,000      255,000
   600,000................   295,000    355,000    362,500    370,000      377,500      385,000
   800,000................   395,000    475,000    485,000    495,000      505,000      515,000
 1,000,000................   495,000    595,000    607,500    620,000      632,500      645,000
 1,200,000................   595,000    715,000    730,000    745,000      760,000      775,000
 1,400,000................   695,000    835,000    852,500    870,000      887,500      905,000
 1,600,000................   795,000    955,000    975,000    995,000    1,015,000    1,035,000

---------------

#1 Average salary for highest three consecutive years of service and average of three highest annual bonuses during the last ten years of service.

#2 Years of service number 37 for Mr. Wood, 19 for Mr. Farman, 39 for Mr. Mitchell, 15 for Mr. John and 19 for Ms. Reed.

EMPLOYMENT AND EMPLOYMENT-RELATED AGREEMENTS

     During 1996, Pacific Enterprises or Southern California Gas Company entered into a Severance Agreement and an Incentive/Retention Bonus Agreement with each of the executive officers named under "Executive Compensation -- Summary Compensation Table," other than with Mr. Wood who requested that he not be considered for these agreements. The Severance Agreements memorialize past severance practices and provide benefits in the event of actual or constructive termination of employment (other than for cause, death or disability) that generally consist of a lump sum cash payment equal to either 2.0 or 1.5 times annual base salary; continuation of welfare benefits for 18 months; payment of deferred compensation at a preferred rate; payout of accrued vacation benefits; and financial planning and outplacement services.

     The Incentive/Retention Bonus Agreements provide compensation for services in connection with the business combination of Pacific Enterprises and Enova Corporation and an incentive for executives to continue employment with the combined companies. They provide for the payment of bonuses in varying amounts not in excess of the executive's base salary plus incentive bonus (at target) that are conditioned upon the completion of the business combination (or another business combination transaction) and the transition of the executive to employment with the combined companies for a period of six to twelve months, or actual or constructive termination of employment other than for cause. The bonuses payable to Messrs. Farman and Mitchell are also subject to certain deferral provisions.

     Sempra Energy, the new holding company for Pacific Enterprises and Enova Corporation that will result from the business combination of the two companies, also during 1996 entered into employment agreements with Messrs. Farman and Mitchell and two senior executives of Enova. These agreements will become effective upon completion of the business combination and the agreements with Messrs. Farman and Mitchell will supersede their Severance Agreements.

     Mr. Farman's employment agreement provides that he will serve as Chairman of the Board and Chief Executive Officer of Sempra Energy for two years following the completion of the business combination (or, if earlier, until September 1, 2000) and thereafter until September 1, 2000 will serve as Chairman of the Board. For these services, he will receive an annual base salary of not less than $760,000; participate in annual incentive compensation plans providing him with bonus opportunities (as a percentage of annual base salary) of not less than 60% at target performance and 120% at maximum performance; and participate in long-term compensation and retirement and welfare benefit plans.

     Mr. Mitchell's employment agreement provides that he will serve as President and principal executive officer of the businesses of Sempra Energy and its subsidiaries that are economically regulated by the California Public Utilities Commission. For these services, he will receive an annual base salary of not less than $440,000; participate in annual and long-term incentive compensation plans and awards providing him with an annual bonus opportunity at least equal (as percentage of base salary) to his bonus opportunities in effect prior to the completion of the business combination; and participate in retirement and welfare benefit plans.

     The employment agreements with Messrs. Farman and Mitchell also provide that if the executive's employment is terminated by Sempra Energy (other than for cause, death or disability) or by the executive for good reason, he will receive twice (three times in the event of termination following a change in control) his annual base salary and annual incentive compensation (at the higher of the target bonus for the year of termination or the average of the three highest bonuses in the preceding five years); a pro rata portion of the target annual incentive compensation award for the year or, if greater, the average of the three highest bonus awards for the preceding five years; the present value of retirement benefits to which he would have been entitled had his employment continued for an additional two years (three years in the case of termination following a change of control) and had increased his age by such additional years as of termination, but not beyond mandatory retirement age of age 65; immediate vesting of all equity-based, long-term incentive compensation awards; pro rata payment of cash-based, long-term incentive awards at target performance; continued participation in welfare benefit plans for two years; and payment of compensation previously deferred. In certain circumstances, payments under these agreements may be increased to offset excise taxes they may impose upon the executive.

                              SHAREHOLDER PROPOSAL

     The proposal and related supporting statement set forth below have been submitted by a shareholder for inclusion in this Proxy Statement in accordance with the Shareholder Proposal Rule of the Securities and Exchange Commission. The name and address and the number of shares held by the shareholder proponent will be furnished to any shareholder promptly upon receipt of any oral or written request to the Corporate Secretary of Pacific Enterprises.

     The proposal is required to be voted upon at the Annual Meeting of Shareholders only if properly presented by the shareholder proponent or the proponent's qualified representative. To be approved it must receive the affirmative vote of a majority of the shares of Pacific Enterprises Common Stock and Preferred Stock represented and voting at the Annual Meeting. For the reasons set forth below, Pacific Enterprises' Board of Directors opposes and recommends a vote against the proposal.

     Shareholder Proposal and Supporting Statement

     The Shareholders of Pacific Enterprises request the Board of Directors take the necessary steps to amend the company's governing instruments to adopt the following:

          Beginning on the 1999 Pacific Enterprises fiscal year all members of the Board of the Director's total compensation will be solely in shares of Pacific Enterprises common stock each year. A significant portion of these shares shall be held and not sold until their term as a director is up. No other compensation of any kind will be paid. Including the elimination of retirement benefits to directors, excluding existing contracts with directors.

     For many years the Rossi Family have been submitting for shareholder vote, at this corporation as well as other corporations, proposals aimed at putting management on the same playing field as the shareholders. This proposal would do just that.

     Many corporations have seen the wisdom in paying directors primarily or solely in stock. Ownership in the company is the American way. We feel that this method of compensation should be welcomed by anyone who feels they have the ability to direct a major corporation's fortunes. The directors would receive shares each year and be required to hold a significant portion of these shares. If the corporation does well, the directors will make more money in the value of the stock they receive and the dividend that usually rise with more profits. If things go bad, they will be much more inclined to correct things, because it will be coming directly out of their pockets. Instead of the way directors are paid now, where directors receive the same compensation for good or bad performance.

     Board of Directors Opposition Statement

     Pacific Enterprises' Board of Directors believes that stock and stock-based compensation are appropriate components of a director compensation program. Indeed, Pacific Enterprises was considering adding a stock component to its director compensation program at the time that it began discussions for its pending business combination with Enova Corporation. But it was advised by its independent certified public accountants, that instituting a director stock compensation program before the business combination was completed would likely prevent the use of the pooling of interests method of accounting for the combination, which both companies consider essential to the combination. Accordingly, Pacific Enterprises discontinued further consideration of director stock compensation.

     The business combination has been overwhelmingly approved by the shareholders of both Pacific Enterprises and Enova Corporation but its completion remains subject to regulatory approvals. In addition, the completion of the combination is conditioned upon assurances that the combination will be accounted for as a pooling of interests and both companies have agreed not to take any actions that would be likely to prevent that accounting treatment.

     Nonetheless, Pacific Enterprises' Board of Directors continues to favor stock and stock-based compensation for directors. And, Enova Corporation's director compensation program currently includes a stock component. Accordingly, Pacific Enterprises expects that stock compensation will be a significant component of director compensation at Sempra Energy, the new holding company that will result from the combination of Pacific Enterprises and Enova Corporation.

     Pacific Enterprises does not believe, however, that it is appropriate to mandate that directors be compensated entirely in stock as the shareholder proposal would require. To attract and retain highly qualified individuals with experience in a wide diversity of fields to serve as directors, corporations should retain the flexibility to adopt director compensation programs that are competitive not only as to amount but also as to form and method of payment.

     Accordingly, in view of both the adverse effect that the implementation of the proposal could have on the pending business combination of Pacific Enterprises and Enova Corporation and the inflexibility that it would impose on designing appropriate and competitive director compensation programs, Pacific Enterprises' Board of Directors believes that the shareholder proposal is contrary to the best interests of Pacific Enterprises and its shareholders.

                       THE BOARD OF DIRECTORS RECOMMENDS
                    A VOTE AGAINST THE SHAREHOLDER PROPOSAL

                SOLICITATION OF PROXIES AND VOTING INSTRUCTIONS

     The accompanying proxy or voting instruction is solicited on behalf of the Board of Directors of Pacific Enterprises. All shares represented by properly executed proxies and voting instructions received in time for the Annual Meeting of Shareholders will be voted in accordance with the instructions specified thereon. If no instructions are specified, the shares will be voted in accordance with the recommendations of the Board. The holders of the proxies or voting instructions are authorized to vote the shares in their discretion as to any other business that may come before the Annual Meeting or any matters incident to the conduct of the meeting.

     A shareholder giving a proxy may revoke it at any time before it is voted by delivering to Pacific Enterprises a written notice of revocation, presenting to the Annual Meeting a valid proxy bearing a later date, or attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself revoke a proxy.

     At the March 16, 1998 record date for the Annual Meeting, employee benefit plans of Pacific Enterprises and its subsidiaries held shares of Pacific Enterprises Common Stock representing 14.4% of the outstanding voting shares. Participants in these plans may direct the voting of shares allocated to their individual employee accounts by providing timely voting instructions to the plan trustees. Instructions must be received by the trustees, and may be revoked or changed only by new instructions received by the trustees, at least two days before the Annual Meeting.

     Of the shares held by employee benefit plans, shares representing 11.9% of the outstanding voting shares are held by the Retirement Savings Plans of Pacific Enterprises and its subsidiaries. Substantially all of these shares have been allocated to individual employee accounts. T. Rowe Price Trust Company, as trustee for the plans, will vote unallocated shares and allocated shares for which voting instructions are not timely received in the same manner and proportion as allocated shares for which voting instructions are timely received.

     The remaining shares held by employee benefit plans (representing 2.5% of the outstanding voting shares) are held by Pacific Enterprises' employee stock ownership plan. None of these shares has been allocated to individual employee accounts and will be voted by the plan trustee, U.S. Trust Company of California, in accordance with instructions to be received from Pacific Enterprises' Benefits Committee, all of the members of which are officers or other employees of Pacific Enterprises and Southern California Gas Company. The Benefits Committee has adopted a general guideline contemplating that these shares will be voted in the same manner and proportion as shares held in the Retirement Savings Plans are voted but meets shortly prior to each Annual Meeting to determine whether the specific issues to be voted upon are appropriate for the application of that guideline.

     The expenses of soliciting proxies and voting instructions will be paid by Pacific Enterprises and will include reimbursement of banks, brokerage firms, nominees, fiduciaries, and other custodians for expenses of forwarding solicitation materials to beneficial owners of voting shares. The solicitation is being made by mail and may also be made in person or by letter, telephone, telegraph or other means of communication by directors, officers and management employees of Pacific Enterprises and its subsidiaries who will not be additionally compensated therefor. In addition, D. F. King & Co., Inc. has been retained by Pacific Enterprises to assist in the solicitation of proxies and will be paid a fee of $10,000 plus reimbursement of expenses for these services.

                              INDEPENDENT AUDITORS

     The Board of Directors, upon the recommendation of its Audit Committee, has selected Deloitte & Touche LLP to serve as Pacific Enterprises' independent auditors for 1998. Representatives of Deloitte & Touche LLP are expected to attend the Annual Meeting of Shareholders. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

                                 ANNUAL REPORTS

     Pacific Enterprises' 1997 Annual Report to Shareholders was mailed to shareholders commencing March 10, 1998. Pacific Enterprises' Annual Report to the Securities and Exchange Commission on Form 10-K will be provided to shareholders, without charge, upon written request to the Secretary of Pacific Enterprises addressed to P.O. Box 60043, Los Angeles, California 90060-0043.

                      1999 ANNUAL MEETING OF SHAREHOLDERS

     Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations of persons for election as directors, must give written notice to the Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises' offices within the periods and must be accompanied by the information and documents specified in Pacific Enterprises' bylaws, a copy of which may be obtained by writing to the Secretary of Pacific Enterprises. The period for notice of business to be brought by shareholders before the 1998 Annual Meeting of Shareholders has expired.

     The 1999 Annual Meeting of Shareholders is expected to be held on May 6, 1999. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 1999 Annual Meeting will commence on January 7, 1999 and end on March 8, 1999.

     Proposals of shareholders that are intended to be included in Pacific Enterprises' proxy materials for the 1999 Annual Meeting of Shareholders under the Shareholder Proposal Rule of the Securities and Exchange Commission must be received by the Secretary of Pacific Enterprises on or before November 25, 1998.
                         ------------------------------

     IF YOU ARE PLANNING TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS IN PERSON, PLEASE BRING THE ADMISSION TICKET PRINTED ON THIS PAGE WITH YOU. IF YOU DO NOT HAVE AN ADMISSION TICKET, VERIFICATION OF SHARE OWNERSHIP WILL BE NECESSARY TO OBTAIN ADMISSION TO THE ANNUAL MEETING. SEE "NOTICE OF ANNUAL MEETING" FOR DETAILS.

--------------------------------------------------------------------------------

                                      LOGO

                      1998 ANNUAL MEETING OF SHAREHOLDERS

                                ADMISSION TICKET

THE ANNUAL MEETING OF SHAREHOLDERS WILL BE HELD AT 11:00 A.M. ON MAY 7, 1998, AT
                       THE UNIVERSAL CITY HILTON & TOWERS
                         555 UNIVERSAL PARKWAY TERRACE
                           UNIVERSAL CITY, CALIFORNIA

                        ADMIT ONE SHAREHOLDER AND GUEST

(Doors open at 10:00 a.m. You may by-pass the registration area and present this ticket to the hosts at the inside doors.)
 NOTE: Cameras, tape recorders, etc., will not be allowed in the meeting room.

                                      LOGO
                     ANNUAL SHAREHOLDERS' MEETING LOCATION

                                 UNIVERSAL CITY
                               HILTON AND TOWERS
                         555 UNIVERSAL TERRACE PARKWAY
                           UNIVERSAL CITY, CALIFORNIA

                                      LOGO

DIRECTIONS

FROM VENTURA FWY (134)
EASTBOUND

Exit at Cahuenga Blvd. Follow Cahuenga south and turn left on Lankershim Blvd. and then turn left on Universal Terrace Pkwy. Proceed up the hill to the third driveway [above Sheraton] for hotel entrance.

WESTBOUND

Exit at Lankershim Blvd. Follow Lankershim south and turn left on Universal Terrace Pkwy. Proceed up the hill to the third driveway [above Sheraton] for hotel entrance.

FROM HOLLYWOOD FWY (101)
NORTHBOUND AND SOUTHBOUND

Exit at Lankershim Blvd. Follow Lankershim north and turn right on Universal Terrace Pkwy. Proceed up the hill to the third driveway [above Sheraton] for hotel entrance.

PARKING

Valet parking is available at the hotel and will be paid by the company.

Upon entering hotel driveway from Universal Terrace Pkwy., follow signage to valet parking at the ballroom entrance.

                                      LOGO

                               ANNUAL MEETING OF
                                  SHAREHOLDERS

                                 UNIVERSAL CITY
                               HILTON AND TOWERS
                         555 UNIVERSAL TERRACE PARKWAY
                           UNIVERSAL CITY, CALIFORNIA

                                  May 7, 1998

                               NOTICE OF MEETING
                                      AND
                                PROXY STATEMENT

                                                        Please mark       [ X ]
                                                        your votes as
                                                        indicated in
                                                        this example

-------------------------------------------------------------   -------------------------------------------------------------
PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A VOTE FOR       PACIFIC ENTERPRISES' BOARD OF DIRECTORS RECOMMENDS A
                THE ELECTION OF DIRECTORS.                            VOTE AGAINST THE FOLLOWING SHAREHOLDER PROPOSAL.
-------------------------------------------------------------   -------------------------------------------------------------

                        FOR             WITHHELD                                                 FOR    AGAINST    ABSTAIN
1. ELECTION OF         [  ]               [  ]                   2. SHAREHOLDER PROPOSAL         [  ]     [  ]       [  ]
   DIRECTORS                                                        WITH RESPECT TO DIRECTOR
                                                                    COMPENSATION.
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):        -------------------------------------------------------------
                                                                     Mark here if you desire confidential voting in  [  ]
-------------------------------------------------------              accordance with the policy described in the
                                                                     accompanying proxy statement.
-------------------------------------------------------------
                                                                     Mark here if you expect to attend the Annual     [  ]
                                                         -------     Meeting in person.

                                                                     Date: _________________________________________, 1998


                                                                      -----------------------------------------------------
                                                                                            Signature

                                                                      -----------------------------------------------------
                                                                                            Signature

                                                                      PLEASE SIGN EXACTLY AS NAME APPEARS


                              PACIFIC ENTERPRISES


              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        RICHARD D. FARMAN, THOMAS C. SANGER and WILLIS B. WOOD, JR., or any of them, with full power of substitution, are authorized to vote the stock of the undersigned at the Annual Meeting of Shareholders of Pacific Enterprises to be held on Thursday, May 7, 1998, at 11:00 A.M. or at any adjournment.

        NOMINEES FOR ELECTION AS DIRECTORS: Hyla H. Bertea, Herbert L. Carter, Richard D. Farman, Wilford D. Godbold, Jr., Ignacio E. Lozano, Jr., Richard J. Stegemeier, Diana L. Walker, Willis B. Wood, Jr.

   THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE AND, IF NO
        DIRECTION IS GIVEN, WILL BE VOTED FOR ITEM 1 AND AGAINST ITEM 2.
                                          ---



           (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE SIDE)